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                                                                  Exhibit (a)(9)


TUESDAY MARCH 27, 9:14 AM EASTERN TIME


PRESS RELEASE


ANTITRUST WAITING PERIOD EXPIRES ON LUXOTTICA GROUP'S ACQUISITION OF SUNGLASS HUT INTERNATIONAL


MILAN, Italy, & CORAL GABLES, Fla.--(BUSINESS WIRE)--March 27, 2001--Luxottica Group S.p.A. (NYSE: LUX; MTA: LUX) and Sunglass Hut International, Inc. (NASDAQ:
RAYS - news) jointly announced today that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, in connection with Luxottica Group's proposed acquisition of Sunglass Hut International pursuant to a tender offer, expired on Monday, March 26, 2001.

Expiration of the Hart-Scott-Rodino waiting period is a condition to completion of the tender offer. The consummation of the tender offer remains subject to other customary conditions, including that a certain minimum number of outstanding Sunglass Hut International shares are tendered. The tender offer of US$11.50 per share, net to the seller in cash, is scheduled to expire at 12:00 midnight, New York City time, on Friday, March 30, 2001, unless extended.

ABOUT LUXOTTICA GROUP:

Luxottica is the world leader in the design, manufacture, marketing and distribution of high quality eyeglass frames in mid- and premium-priced categories. The Group's products, which are designed and manufactured in six facilities in Italy and include over 2,650 styles in a wide array of colors and sizes, are sold through twenty-two wholly-owned distributors in the United States, Canada, Italy, France, Spain, Portugal, Sweden, Germany, the United Kingdom, Brazil, Switzerland, Mexico, Belgium, Argentina, South Africa, Finland, Austria, Norway, Japan, Malaysia, Hong Kong, Singapore; two 75%-owned companies in Australia and Israel, a 70%-owned company in Greece; two 51%-owned distributors in the Netherlands and Turkey and a 49%-owned distributor in the Arab Emirates. In June 1999, Luxottica acquired the Bausch & Lomb sunglass business which includes the prestigious Ray-Ban (Registered Trademark), Revo (Registered Trademark), Arnette (Registered Trademark) and Killer Loop (Registered Trademark) brands. LensCrafters, the largest optical retail chain in North America, was acquired by Luxottica Group in May 1995. As of December 31, 2000, LensCrafters operated 864 stores throughout the United States and Canada. For fiscal 2000, Luxottica Group posted net sales of Lire 4,679.6 billion (US$2,225.7 million) and net income of Lire 494.3 billion (US$235.1 million).

ABOUT SUNGLASS HUT:

Sunglass Hut International is recognized as a leader in specialty niche retailing with 1960 locations at March 3, 2001, including 1297 Sunglass Hut locations, 435 combination sunglass


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and watch stores, and 228 specialty watch stores around the world. Located in a wide variety of high traffic shopping and tourist destinations, Sunglass Hut, Watch Station and Watch World stores offer consumers the latest branded products at competitive prices along with outstanding customer service. Sunglass Hut International stores are located throughout the United States, Canada, the Caribbean, Europe, Australia, New Zealand, and Singapore. Additional information about products, locations, and corporate news is available at www.sunglasshut.com.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. Luxottica has filed a tender offer statement with the Securities and Exchange Commission (SEC) and Sunglass Hut International has filed a solicitation/recommendation statement with respect to the offer.

Shareholders of Sunglass Hut International are strongly advised to read both the tender offer statement and the solicitation/recommendation statement, as those documents contain important information about the transaction. Shareholders may obtain a free copy of these statements and other documents filed by Luxottica Group and Sunglass Hut International at the SEC's website at www.sec.gov. The tender offer statement and the solicitation/recommendation statement may also be obtained free from Luxottica Group or by contacting MacKenzie Partners, Inc., the Information Agent, at (800) 322-2885.


-------------------------------------------------------------
CONTACT:

     Luxottica Group S.p.A.:
     Sabina Grossi, Manager, Investor Relations
     Alessandra Senici, Investor Relations, +39-02-4998-4656
     E-mail: SabinaGrossi@Luxottica.com
     AlessandraSenici@Luxottica.com
               or
     Breakstone & Ruth International
     Luca Biondolillo, 646/536-7012
     E-mail: Lbiondolillo@breakstoneruth.com
               or
     Sunglass Hut International, Inc.:
     Sunglass Hut Investor Relations, 305/461-6225
               or
     Morgen-Walke Associates
     Investor Relations:
     David Walke, 212/850-5600
               or
     SamCor
     Media: Cori Rice, 305/443-5454